Exhibit 99.2

FOR:	GUITAR CENTER, INC.

CONTACT:	Bruce Ross
Chief Financial Officer
(818) 735-8800

Financial Dynamics:
Leigh Parrish, Lila Sharifian
(212) 850-5651, (212) 850-5708

For Immediate Release

GUITAR CENTER, INC. PROVIDES UPDATED GUIDANCE

FOR 2005 FINANCIAL RESULTS

Westlake Village, CA (May 12, 2005) – Guitar Center, Inc. (Nasdaq NMS: GTRC) today announced its updated guidance for 2005 financial results.

For the second quarter of 2005, the Company currently anticipates consolidated net sales will be in the range of $395.7 million to $406.4 million. Second quarter 2005 diluted earnings per share are expected to be in the range of $0.39 to $0.44, inclusive of one-time charges of approximately $3.4 million to $3.6 million, or approximately $0.07 per diluted share, associated with the acquisition of Music & Arts Center completed in April 2005.

For the full year, consolidated net sales are expected to be between $1.77 billion and $1.81 billion. Diluted earnings per share for 2005 are expected to be in the range of $2.59 to $2.74, inclusive of one-time charges of approximately $3.6 million to $3.9 million, or approximately $0.08 per diluted share, associated with the acquisition of Music & Arts Center completed in April 2005.

The charges related to the Music & Arts Center acquisition resulted primarily from the elimination of a redundant point of sales system, severance costs, and moving expenses to relocate certain American Music employees to the Music & Arts corporate office in Frederick, Maryland.

Guitar Center has also filed a Current Report on 8-K in connection with this release which contains additional financial guidance information.

Teleconference and Webcast

Guitar Center will host a conference call and webcast today at 2:00 p.m. PST (5:00 p.m. EST) to discuss an updated outlook for the Company’s 2005 financial results. Certain financial and other statistical information expected to be presented on the conference call, along with information required under SEC Regulation G, may be accessed on the investor relations section of our corporate web site at www.guitarcenter.com/investors/irsupplemental_java.shtml. To access the call, please dial 800-627-7250 (domestic) or 706-645-9246 (international); Conference ID Guitar Center. The webcast will be available on the Company’s web site at www.guitarcenter.com or at www.fulldisclosure.com. A replay of the call will be available through May 19, 2005and can be accessed by dialing 800-642-1687 (domestic) or 706-645-9291 (international); pin number 6235231. A replay of the webcast will be available at www.guitarcenter.com.

About Guitar Center

Guitar Center is the nation’s leading retailer of guitars, amplifiers, percussion instruments, keyboards, live-sound/DJ and recording equipment. We presently operate 146 Guitar Center stores, with 120 stores in 48 major markets and 26 stores in secondary markets across the U.S. In addition, the Music & Arts division operates 77 retail locations specializing in band instruments for sale and rental, serving thousands of teachers, band directors, college professors and students. Guitar Center is also the largest direct response retailer of musical instruments in the U.S. through our wholly owned subsidiary, Musician’s Friend, Inc., and its catalog and web site, www.musiciansfriend.com. More information on Guitar Center can be found by visiting the Company’s web site at www.guitarcenter.com.

Business Risks and Forward Looking Statements

This press release contains forward-looking statements relating to financial results presently expected by management and certain estimated costs related to the Music & Arts Center acquisition. Some of these statements are based on preliminary, incomplete unaudited internal operating data that is subject to adjustment. Sales and earnings trends are also affected by many factors including, among others, world and national political events, including the existence of armed conflict involving the U.S., the effectiveness of our promotion and merchandising strategies, and competitive factors applicable to our retail and direct response markets. In addition, these statements are based on the historical results of Music & Arts provided to us and extensive assumptions regarding the future performance of that business, the costs or savings of combining the acquired business with our existing business, and the accounting treatment of the transactions, each of which could be materially different than that which we have assumed.

In light of these risks, the forward-looking statements contained in this press release are not guarantees of future performance and in fact may not be realized. Our actual results could differ materially and adversely from those expressed in this press release. Further, the statements made by us above represent our views only as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date. We do not presently intend to update these statements prior to our next quarterly earnings release, and undertake no duty to any person to effect any such update under any circumstances.

Investors are also urged to review carefully the discussion under the caption “Risk Factors” in our Current Report on Form 8-K, which was filed today with the Securities and Exchange Commission and may be accessed through the EDGAR database maintained by the SEC at www.sec.gov.

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